                           MARSHALL & ILSLEY CORPORATION             EXHIBIT 12
                Computation of Ratio of Earnings to Fixed Charges
                                     ($000's)

                                                 Three
                                                Months
                                                 Ended                  Years Ended December 31,
                                                March 31, -------------------------------------------------
Earnings:                                         1996       1995      1994      1993      1992      1991
                                              ---------- ---------- --------- --------- --------- ---------
  Earnings before income taxes, extraordinary
   items and cumulative effect of changes
    in accounting principles                 $  72,584 $  299,879 $ 167,803 $ 264,584 $ 231,792 $ 186,738

  Fixed charges, excluding interest
    on deposits                                 24,999    108,683    77,074    47,905    50,687    66,641
                                              --------- ---------- --------- --------- --------- ---------
      Earnings including fixed charges but
        excluding interest on deposits          97,583    408,562   244,877   312,489   282,479   253,379

  Interest on deposits                          87,602    331,734   255,861   272,100   334,443   448,757
                                              --------- ---------- --------- --------- --------- ---------
      Earnings including fixed charges and
        interest on deposits                 $ 185,185 $  740,296 $ 500,738 $ 584,589 $ 616,922 $ 702,136
                                              ========= ========== ========= ========= ========= =========

Fixed Charges:

  Interest Expense:

    Short-term borrowings                    $  10,026 $   47,740 $  39,681 $  18,010 $  17,606 $  32,065

    Long-term borrowings                        13,164     53,709    30,537    23,088    26,439    27,770

    One-third of rental expense for all operating
      leases (the amount deemed representative
      of the interest factor)                    1,809      7,234     6,856     6,807     6,642     6,806
                                              --------- ---------- --------- --------- --------- ---------
    Fixed charges excluding
      interest on deposits                      24,999    108,683    77,074    47,905    50,687    66,641

    Interest on deposits                        87,602    331,734   255,861   272,100   334,443   448,757
                                              --------- ---------- --------- --------- --------- ---------
    Fixed charges including
      interest on deposits                   $ 112,601 $  440,417 $ 332,935 $ 320,005 $ 385,130 $ 515,398
                                              ========= ========== ========= ========= ========= =========
Ratio of Earnings to Fixed Charges:

  Excluding interest on deposits                  3.90 x     3.76 x    3.18 x    6.52 x    5.57 x    3.80 x

  Including interest on deposits                  1.64 x     1.68 x    1.50 x    1.83 x    1.60 x    1.36 x
